Exhibit 99.2

August 27, 2020

Dear Shareholder:

As we announced in February 2020, Red River Bancshares, Inc. changed the timing and frequency for payment of its cash dividends. Beginning with the first quarter of 2020, our board of directors and management will evaluate the payment of cash dividends on a quarterly basis, rather than annually as was done in 2018 and 2019. The decision whether to pay a quarterly cash dividend will be based upon the Company’s prior quarter profitability and current capital levels, among other factors.
I am pleased to announce today that our board of directors has declared and approved a cash dividend of $0.06 per common share in the third quarter of 2020. The dividend is payable on September 24, 2020, to shareholders of record as of the close of business on September 14, 2020.
Computershare, our stock transfer agent, will be issuing the dividend checks at the end of September 2020. For shareholders registered with Computershare, Computershare will mail one dividend check for each registered shareholder account to the address on file for each account. Please watch for a Computershare envelope in the mail, which will show Red River Bancshares, Inc. as the sender. Computershare will also issue appropriate tax reporting documents in January 2021 for the shareholders registered with Computershare. For shareholders who hold in a brokerage account, please contact your broker for dividend payment details and tax reporting information.
If you have any questions regarding the dividend, please do not hesitate to contact Julia Callis, Investor Relations Officer, at 318.561.4042 or at julia.callis@RedRiverBank.net.
Thank you for your investment in Red River Bancshares, Inc.
Sincerely,

Amanda W. Barnett
Senior Vice President, General Counsel & Corporate Secretary

Post Office Box 12598	Alexandria, Louisiana	71315-2598	318.561.4000